UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

SOLAR SENIOR CAPITAL LTD.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

83416M105

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 83416M105

1		NAME OF REPORTING PERSON JACK SILVER
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 651,373
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 651,373
	8	SHARED DISPOSITIVE POWER
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 651,373
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1%
12		TYPE OF REPORTING PERSON IN

CUSIP No. 83416M105

1		NAME OF REPORTING PERSON sherleigh associates inc. profit sharing plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 91,759
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 91,759
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 91,759
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12		TYPE OF REPORTING PERSON EP

CUSIP No. 83416M105

1		NAME OF REPORTING PERSON sherleigh associates inc. defined benefit pension plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON EP

CUSIP No. 83416M105

1		NAME OF REPORTING PERSON SILVER INVESTMENT PARTNERS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 11,745
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 11,745
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,745
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 83416M105

1		NAME OF REPORTING PERSON hilltop holding company, l.p.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 83416M105

1		NAME OF REPORTING PERSON LEIGH SILVER ROTH LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION NEW YORK
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 83416M105

1		NAME OF REPORTING PERSON ROMY SILVER ROTH LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION NEW YORK
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 83416M105

1		NAME OF REPORTING PERSON ROMleigh LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION NEW YORK
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 423,077
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 423,077
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,077
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 83416M105

1		NAME OF REPORTING PERSON silver family 2007 limited partnership LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,374
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 28,374
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,374
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 83416M105

1		NAME OF REPORTING PERSON LENA JUNE ENTERPRISES LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION new york
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 20,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 20,000
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 83416M105

1		NAME OF REPORTING PERSON rs properties i LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,238
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 25,238
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,238
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 83416M105

Item 1.

(a)	Name of Issuer:

Solar Senior Capital Ltd.

(b)	Address of Issuer’s Principal Executive Offices:

500 Park Avenue

New York, NY 10022

Item 2.

(a)	Name of Person Filing:

Jack Silver

Sherleigh Associates Inc. Profit Sharing Plan

Sherleigh Assoicates Inc. Defined Benefit Pension Plan

Silver Investment Partners LP

Hilltop Holding Company, L.P.

Leigh Silver Roth LLC

Romy Silver Roth LLC

Romleigh LLC

Silver Family 2007 Limited Partnership

Lena June Enterprises LLC

RS Properties I LLC

(b)	Address of Principal Business Office or, if none, Residence:

80 Columbus Circle PH76A

New York, NY 10023

(c)	Citizenship:

United States

(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share

(e)	CUSIP Number:

83416M105

CUSIP No. 83416M105

Item 3. If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ☐ Broker or Dealer registered under Section 15 of the Act

(b) ☐ Bank as defined in section 3(a)(6) of the Act

(c) ☐ Insurance Company as defined in section 3(a)(19) of the Act

(d) ☐ Investment Company registered under section 8 of the Investment Company Act of 1940

(e) ☐ Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f) ☐ Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F)

(g) ☐ Parent Holding Company or Control Person, in accordance with Rule 13d-1(b)(1)(ii)(G)

(h) ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

(i) ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

(j) ☐ A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J)

(k) ☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(K)

Item 4. Ownership.

(a) – (c)

As of the date hereof, the reporting persons beneficially owned, in the aggregate, 676,611 shares of common stock of Solar Senior Capital Ltd (the “Common Stock”) representing 4.2% of the outstanding common stock, based on 16,025,011 shares of Common Stock outstanding as reported in the issuer’s quarterly report on Form 10-Q for the quarter ended September 30, 2016. Such shares of Common Stock include (a) 76,418 shares held by Jack Silver, (b) 91,759 shares held by Sherleigh Associates Inc. Profit Sharing Plan, a trust of which Mr. Silver is the trustee, (c) 11,745 shares held by Silver Investment Partners LP, a limited partnership of which Mr. Silver is a general partner, (d) 423,077 shares held by Romleigh LLC, a limited liability company of which Mr. Silver is a manager, (e) 28,374 shares held by Silver Family 2007 Limited Partnership, a limited partnership of which Mr. Silver is a general partner, (f) 20,000 shares held by Lena June Enterprises LLC, a limited liability company of which Mr. Silver is a manager and (j) 25,238 shares held by RS Properties I LLC.

Mr. Silver has the sole voting and dispositive power with respect to 651,373 shares of Common Stock held by Mr. Silver, Sherleigh Associates Inc. Profit Sharing Plan, Silver Investment Partners LP, Romleigh LLC, Silver Family 2007 Limited Partnership and Lena June Enterprises LC.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

CUSIP No. 83416M105

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

A “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Rule 13d-5(b)(1) thereunder, may have been formed that includes, Jack Silver and RS Properties I LLC.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect, other than activities solely in connection with a nomination under Rule 14a-11.

CUSIP No. 83416M105

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 13, 2017
Date

/s/ Jack Silver
Jack Silver

Sherleigh Associates Inc. Profit Sharing Plan

By:	/s/ Jack Silver
Name: Jack Silver
Title: Trustee

Sherleigh Associates Inc. Defined Benefit Pension Plan

By:	/s/ Daniel Liss
Name: Daniel Liss
Title: Trustee

Silver Investment Partners LP

By:	/s/ Jack Silver
Name: Jack Silver
Title: General Partner

Hilltop Holding Company, L.P.

By:	/s/ Jack Silver
Name: Jack Silver
Title: General Partner

Leigh Silver Roth LLC

By:	/s/ Jack Silver
Name: Jack Silver
Title: Manager

CUSIP No. 83416M105

Romy Silver Roth LLC

By:	/s/ Jack Silver
Name: Jack Silver
Title: Manager

Romleigh LLC

By:	/s/ Jack Silver
Name: Jack Silver
Title: Manager

Silver Family 2007 Limited Partnership

By:	/s/ Jack Silver
Name: Jack Silver
Title: General Partner

Lena June Enterprises LLC

By:	/s/ Jack Silver
Name: Jack Silver
Title: Manager

RS Properties I LLC

By:	/s/ Jesse Kohn
Name: Jesse Kohn
Title: Manager